Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in Registration Statement No. 333-153509 on Form S-3 and Registration Statement No. 333-145036 on Form S-8 of Dolan Media Company of our reports dated March 11, 2009, relating to our audits of the consolidated financial statements and internal control over financial reporting of Dolan Media Company, and our report dated April 25, 2007 relating to our audit of the financial statements of The Detroit Legal News Publishing, LLC for the year ended December 31, 2006, which appear in this Annual Report on Form 10-K for the year ended December 31, 2008.
/s/ McGladrey & Pullen, LLP
Minneapolis, Minnesota
March 11, 2009